PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement"), made as of the 24th day of July, 2000 by and between


     HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership, having its principal office at 850 Clinton Square, Rochester, New York 14604, (herein called "Buyer"), and

     CAESAR FIGONI, having an office at 234 River Avenue, Patchogue, New York 11772 (herein called the "Seller").


                             W I T N E S S E T H:

         WHEREAS, Seller is the fee owner of certain residential apartment complexes and adjacent land located in the Towns of Patchogue and East Patchogue, State of New York, all as more particularly described below;

         WHEREAS, Seller desires to sell said property to Buyer, and Buyer desires to purchase that property from Seller, upon the happening of certain events;

         NOW, THEREFORE, in consideration of the property, mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:


I.REAL PROPERTY DESCRIPTION. The Real Property to be conveyed consists of the parcels of land known as Bayview Apartments (96 units), Colonial Apartments (64 units), East Winds Apartments (96 units), Maple Avenue Apartments (84 units), Rider Avenue Apartments (24 units) and Terry Apartments (65 units) more particularly described on Exhibits "A-F", attached hereto, together and including all buildings and other improvements thereon, including but not limited to, the 429 apartment units, and all rights of Seller in and to any and all streets, roads, highways, alleys, driveways, easements and rights-of-way appurtenant thereto (the foregoing are hereafter collectively referred to as the "Property").

II.OTHER ITEMS. The following items now in or on the Property, are included in this sale and shall become the property of Buyer at Closing (as hereafter defined):

     A.heating, plumbing and lighting fixtures,

     B.ranges, refrigerators and dishwashers (except as otherwise indicated in tenant leases),

     C     water heaters,

     D any and all bathroom fixtures, wall-to-wall carpeting, exhaust fans, hoods, signs, screens, maintenance building, fences, carpeting, cabinets, mirrors, shelving, any humidifier and dehumidifier units, air conditioning units other than such units owned by tenants, mail boxes, office furniture, and related equipment, if any, in connection with the Property,

     E any fixtures appurtenant to the Property and any other furniture or equipment, including two vehicles (1982 and 1988 Ford pick-up trucks), used in connection with the operation and maintenance of the Property (hereinafter with the items listed in A-D above, collectively, the "Other Items").

III.EXCEPTIONS. Buyer agrees to accept title to the Property subject only to the following:

     A. Restrictive covenants of record common to the tract or subdivision, provided same have not been violated, unless said violations have been released under Section 2001 of the Real Property Actions and Proceedings Law.

     B. Water line, sanitary sewer, drainage, gas line and main, electrical, telephone easements and other easements of record provided that, no building or other improvements, including project signage, are located over the area covered by such easement or are adversely affected.

     C.    The mortgages and other documents as listed on the attached
           "Schedule 4".

IV.PRICE AND MANNER OF PAYMENT.

     A. The purchase price for the Property shall be a total of Twenty Six Million Five Hundred Thousand and NO/100 ($26,500,000) (the "Purchase Price") payable as follows: (i) by payment of $100,000 as a deposit ("Deposit") upon execution of the agreement by both parties; (ii) by credit against the Purchase Price equal to the unpaid principal balances of the Existing Loans (as hereinafter defined) assumed by Buyer as of the Closing (but not including any Disapproved Loans (as hereinafter defined) which Seller pays off at Closing); and (iii) the remainder payable at Closing by certified or bank check or by wire transfer to an account designated by Seller, at Seller's option.

     B. The Deposit shall be paid to Jay L. Yackow, Esq. (the "Escrow Agent"), who shall deposit that amount in an interest bearing account. The term "Deposit" shall include all interest earned thereon. The Deposit (with interest) shall be paid to Buyer by separate check from Escrow Agent upon delivery of a W-9 by Buyer. The Deposit shall be forfeited to Seller as Seller's sole remedy and as liquidated damages if Buyer fails to complete this transaction for any reason other than a termination of this Agreement as permitted herein. In the event of such a termination, Seller shall promptly instruct the Escrow Agent to refund the Deposit (with interest) to Buyer and upon the return of the Deposit this Agreement shall wholly cease and terminate and neither party shall have any further claim against the other by reason of this Agreement.

5. ADJUSTMENTS AT CLOSING. The following shall be adjusted and prorated between the parties at Closing as if the Buyer was the owner of the Property as of midnight of the night preceding the Closing Date:

     A.current fiscal year real estate taxes,

     B.water charges,

     C.fuel and gas,

     D.electricity,

     E.all rentals and security deposits (including interest thereon) pursuant to the leases,

     F.charges under the Service Contracts (hereinafter defined),

     G.laundry income,

     H interest on the Existing Loans,

     I insurance and tax escrows and other escrows with respect to the Existing Loans, if any,

     J any other charges incurred with respect to the Property which Seller is obligated to pay, and

     K Rents.

           1. All rent payments collected for the month of Closing shall be prorated as between the parties as of the Closing.

           2. All rent collected after Closing, for any period prior to Closing, shall belong to Seller and, if paid to Buyer, Buyer shall promptly send such rent to Seller.

           3. All rent collected by Seller, prior to the Closing, for rental periods subsequent to Closing shall be paid to Buyer at Closing.

           4. All rent collected by Buyer or Seller for rental periods after the Closing shall belong to Buyer and, if paid to Seller, Seller shall promptly send such rent to Buyer.

     Any error in the calculation of adjustments shall be corrected subsequent to Closing with appropriate credits to be given based upon corrected adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of one year after Closing.

6. COSTS. Buyer shall pay all recording fees, Buyer's attorneys' fees, the costs of obtaining a binder or commitment from a title insurance company, the premium for Buyer's title insurance policy, legal fees charged by the Existing Lenders in connection with the assumption of the Existing Loans and the costs of any appraisals, surveys or environmental reports required by Existing Lenders in connection with the assumption of the Existing Loans (collectively, Buyer's Loan Costs") and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the purchaser of similar property. Seller shall pay the transfer tax, attorneys' fees, if any, incurred by Seller in connection with this transaction, all expenses associated with the assumption of the Existing Loans, including but not limited to any assumption fees charged by the Existing Lenders (hereinafter defined), and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property, but excluding any of Buyer's Loan Costs. At Closing, Seller shall reimburse Buyer for any and all application fees charged by Existing Lenders.

7.   REPORTS AND SURVEY.   The Seller shall deliver to Buyer within five (5)
     days after the date of this Agreement a copy of the most recent environmental reports, title policies in his possession and instrument survey(s) pertaining to the Property.

8. INSPECTION. Upon and after acceptance of this Agreement by Seller, Seller agrees that Buyer and its authorized representatives shall have the right and privilege to enter upon the Property and Seller's offices, upon reasonable notice, during regular business hours, for the purpose of gathering such information and conducting such environmental and engineering studies or other tests and reviews as Buyer may deem appropriate and necessary. All such inspections, studies, tests and reviews shall be at Buyer's sole expense. Seller agree to cooperate with Buyer by making available to Buyer such records, plans, drawings or other data as may be in Seller's possession or control relating to the Property and its operation; provided, however, that Buyer agrees to indemnify Seller of and from any loss or damage occasioned by such entry, including reasonable legal fees awarded by a court and agrees further to restore to its original condition, at Buyer's own cost and expense, any property disturbed by such entry. Buyer agrees to provide Seller with a copy of any reports issued by third parties as a result of any such inspections, studies, tests or reviews.

9. TITLE DOCUMENTS. At the time of Closing, Seller shall deliver to Buyer the following with respect to each of the five apartment complexes that comprise the Property:

     A. A warranty deed conveying good and marketable title to the Property.

     B. A Bill of Sale conveying good title, free of all encumbrances, to the Other Items.

     C. A current rent roll ("Rent Roll") certified, as of the date of Closing, which shall include a list of all tenants, all rental obligations of each tenant with respect to the Property and all security deposits (with interest).

     D. Complete originals of each lease (or lost lease affidavit) listed on the Rent Roll, together with an assignment of all leases encumbering the Property to Buyer.

     E. An assignment, assumption, and indemnity agreement of all of Seller's rights and obligations to all contracts affecting the Property (the "Service Contracts).

     F. An assignment, assumption, and indemnity agreement whereby the security deposits (including interest thereon) are transferred to the Buyer, who shall assume the responsibility therefor. In lieu of an assignment of the security deposits, the Seller may provide
        Purchaser with a credit at Closing for all security deposits (with interest thereon) held by Seller with respect to all leases encumbering the Property.

     G Certificates of title and any other documentation necessary to transfer title to the vehicles described in Section 2, free of all encumbrances.

10. TITLE EXAMINATION; OBJECTIONS TO TITLE.

     A Within twenty (20) days after the date of this Agreement, Buyer agrees to furnish to Seller's attorneys a specification in writing of any objection to title that Buyer believes it is not required to take title subject to, which shall not include the exceptions permitted in Section 3 of this Agreement. Seller may, but shall not be required to, bring any action or proceedings or take such other action as may be appropriate to render title to the Property marketable.

     B Seller shall have ten (10) days from receipt of notice, if any, from Buyer of its title objections within which it must notify Buyer in writing if it can cure.

     C In the absence of such notice from Seller, Seller shall not be obligated to cure the title objections, if any, made by Buyer. If Seller is unable to convey good and marketable title to the property described above, subject to and in accordance with the provisions of this contract, or is not able or unwilling to obtain a commitment for title insurance and thereafter pay the premium for said title insurance to insure the exception(s) on behalf of the Buyer then Buyer may elect, by written notice to Seller, to either:

        1. terminate this Agreement by notice delivered to the Seller within five (5) banking days after the end of the notice period specified in subparagraph B above if Buyer has not received the notice of cure from Seller in which event this Agreement shall wholly cease and terminate, and neither party shall have any further claim against the other by reason of this Agreement except Buyer shall have the right to the return of the Deposit; or

        2. Notwithstanding anything to the contrary contained herein, Buyer may accept such title as Seller may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller. The acceptance of the deed by Buyer shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those, if any, which are herein specifically stated to survive the delivery of the deed.

     D. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller will on request deliver to Buyer an affidavit showing that such judgments, bankruptcies or other returns are not against Seller.

11. USE OF PROPERTY. Seller represents that the Property and any improvement thereon are in full compliance with restrictive covenants, statutes, ordinances, regulations, and/or other administrative enactments including, but not limited to building codes and zoning ordinances for the present use as multi residential dwellings.

12. CLOSING DATE. Provided that neither party has exercised its right to terminate this Agreement as provided herein, the Closing shall occur on November 1, 2000 (as hereinafter defined) (the "Closing" or "Closing Date") at the offices of the Seller or the Seller's counsel or at such other time and in such other manner as may be mutually agreed upon.

13. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of delivery of the deed, subject only to matters herein provided for.

14. BROKER'S COMMISSION. Buyer represents to Seller that it did not employ any broker in connection with this sale. Seller represents to Buyer that it did not employ any broker in connection with this sale except for Select Investment Realty Advisors. Seller and Buyer shall be responsible for the payment of fees and commissions to that broker pursuant to a separate written agreement. Seller and Buyer each agree to indemnify the other for any and all claims and expenses, including legal fees, if any other fees or commission is determined to be due by reason of the employment of any other broker by the indemnifying party. This representation and indemnity shall survive the Closing.

15.  RISK OF LOSS.    The risk of loss or damage to all or part of the Property
     by fire or other casualty or by taking by eminent domain, until Closing, shall be assumed by the Seller. If prior to the Closing the Property or any portion thereof is destroyed or damaged in excess of $500,000, or if the Property or any portion thereof is subjected to a bona fide threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Seller shall notify Buyer thereof within a reasonable time after receipt of actual notice thereof by Seller, but in any event prior to Closing, and, at its option, Buyer may, within 5 days after receipt of such notice, elect to cancel this Agreement in which event this Agreement shall terminate and the Deposit (with interest) shall be returned to Buyer. If the Closing Date is within the aforesaid 5-day period, then Closing shall be extended to the next business day following the end of said 5-day period. If no such election is made, and in any event if the destruction or damage is not in excess of $500,000 this Agreement shall remain in full force and effect and the sale contemplated herein, less any interest taken by eminent domain or condemnation, shall be effected with no further adjustment, and upon the Closing of this sale, Seller shall assign, transfer and set over to Buyer all of the right, title and interest of Seller in and to any awards that have been or that may thereafter be made for such taking, and Seller shall assign, transfer and set over to Buyer any insurance proceeds that may have been or that may thereafter be made for such damage or destruction giving Buyer a credit at Closing for any deductible under such policies. Seller hereby agrees that it shall keep all insurance policies presently existing which relate to the Property in effect through the Closing Date.

16.  CONDITIONS PRECEDENT.

     A It shall be a condition to Buyer's obligations to close that all of the representations and warranties of the Seller are true and correct as of the Closing;

     B It shall be a condition to Buyer's obligation to close that there are at Closing 429 apartment units in rentable condition (painted, cleaned and with carpets cleaned, but excepting any apartment units vacated within 5 days prior to the Closing Date), which are all in compliance with federal, state, county or local laws, ordinances, rules and regulations;

     C It shall be a condition to Buyer's obligation to close that on or before the Closing Date, all of the furnaces at Bayview Apartments and Colonial Apartments shall have been replaced.

     D Buyer shall have thirty (30) days after the date of this Agreement (the "Due Diligence Period") within which to review and inspect the Property and the Other Items (including, but not limited to, performing engineering and environmental studies), the Seller's books and records pertaining to the Property and the Other Items, matters relating to zoning compliance and compliance by the Property and the Other Items with other applicable governmental regulations, the market in which the Property operates, the tax assessment on the Property as it relates to the purchase price and to the assessment on comparable properties and such other matters as Buyer shall deem reasonably necessary or appropriate in
           connection with the Property and the Other Items.   At Buyer's
           option, the Due Diligence Period may be a period of less than thirty
           (30) days. If Buyer determines that it does not wish to purchase the Property and the Other Items as a result of its findings during the Due Diligence Period and notifies Seller of such decision within the Due Diligence Period, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement. Buyer's failure to object within the Due Diligence Period shall be deemed a waiver by Buyer of the condition contained in this Section 8(C).

     E Any management agreement pertaining to the Property shall be terminated on or prior to the Closing Date.

     F It shall be a condition to Buyer's obligation to close that on or before the Closing Date, all repairs required by the Existing Lenders as set forth in the Repair Escrow Agreements referenced in
           Schedule 4 attached hereto shall have been completed, and Seller shall provide a letter or other written acknowledgement wherein the Existing Lender shall have approved such repairs as satisfying the requirements of the Repair Escrow Agreements and shall have approved the refunding of the repair escrows to Seller.

           It is understood that the contingencies set forth herein are for Buyer's benefit and may be waived by Buyer at any time. If the above contingencies are not satisfied or waived by the Buyer, the Buyer shall have the right to terminate this Agreement by written notice to Seller given at or prior to the end of the Due Diligence Period except for the contingencies sets forth in subsections A, B, C, E and F, for which notice must be given prior to Closing. In the event of such a termination, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except that Buyer shall have the right to the return of the Deposit.

17. ENVIRONMENTAL CERTIFICATION. By acceptance of this Agreement, Seller represents, warrants, and certifies to Buyer that Seller has no knowledge of any violation, and has received no notice of any violation of any applicable Environmental Laws (below defined). To the best of Seller's knowledge, Seller has not, nor has any other person, used, generated, stored, dumped, released, buried, dispersed or emitted any Hazardous Substance on the Property nor are there any transformers or underground tanks on the Property, except for three (3) underground storage tanks at Colonial Apartments, two (2) underground storage tanks at Bayview Apartments and one (1) underground storage tank at Terry Apartments, nor is there a violation of any Environmental Laws with respect to the current use of the Property. "Environmental Laws" shall mean all federal, state and local environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Substance and the rules, regulations, and orders with respect thereto. "Hazardous Substance" means, without limitation, any flammable, explosive or radioactive material, polychlorinated biphenyl, petroleum or petroleum product, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, ET SEQ.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Appendix Sections 1801, ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.), Articles 15 and 27 of the New York State Environmental Conservation Law or any other Environmental Law and the regulations promulgated thereunder applicable on the effective date of this Agreement. From the date of acceptance hereof to and including the date of Closing, Seller shall immediately provide Buyer with a copy of any notice, citation, complaint or other directive from any person, entity or governmental authority whereby Seller's compliance with Environmental Laws is called into question, and immediately notify Buyer of any new information or other developments which could tend to supplement or modify the information contained herein.

18. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as of the date hereof and as of Closing, that:

     A To the best of Seller's knowledge after due inquiry, Seller has no liability or obligation of any nature which in any way affects or is related to the Property or the Other Items whether now due or to become due, absolute, contingent or otherwise, including liabilities for taxes (or any interest or penalties thereto) other than disclosed in this Agreement.

     B To the best of Seller's knowledge, after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Seller threatened, against or affecting Seller that might affect or relate to the validity of this Agreement, any action taken or to be taken pursuant hereto, or the Property, the Other Item or any part or the operation thereof, whether or not fully covered by insurance, except "slip and fall" and similar litigation which is fully covered by insurance and which shall remain Seller's responsibility after Closing, or any proceeding pending for the increase or decrease of the assessed valuation of all or a portion of the Property.

     C To the best of Seller's knowledge after due inquiry, Seller has complied with and is not in default under, or in violation of, or received any notice that the Seller, the Property or the Other Items may be in violation of, any law, ordinance, rule, regulation or code or condition in any approval or permit pursuant thereto (including without limitation, any zoning, sign, environmental, labor, safety, healthor price or wage control, ordinance, rule, regulation or order of) applicable to the ownership, development, operation or maintenance of the Property or the Other Items.

     D There are no written leases affecting the Property with a term greater than one (1) year, except as reflected on the rent roll.

     E To the best of Seller's knowledge after due inquiry, there is no pending condemnation of the Property, or any part thereof, or of any plans for improvements which might result in a special assessment against the Property.

     F Seller has not received any written notice or request from any insurance company, Board of Fire Underwriters (or organization exercising functions similar thereto) requesting the performance of any work or alteration in respect of the Property or the Other Items.

     G Security deposits held by Seller will be correctly identified by Seller as of Closing with respect to the Property.

     H There are no Service Contracts with respect to the Property or the Other Items which will continue in effect after the Closing except as set forth on SCHEDULE "1" attached hereto.

     I There are no executory contracts connected with the Property or the Other Items, except as set forth on SCHEDULE "2" attached hereto. Seller and Seller's employees and agents have not let, and will not let any contracts for improvements to the Property which will not be fully completed and fully paid for prior to Closing.

     J Until Closing, Seller shall continue to fulfill all of its obligations under the terms of the Leases encumbering the Property, and under the Service Contracts, shall operate, maintain and repair at Seller's expense, all landscaping, buildings, fixtures and facilities, in accordance with normally accepted business principles, and shall continue to operate the Property in a commercially reasonable manner.

     K The Rent Roll to be given by Seller to Buyer at Closing will be true and correct. The rent roll attached hereto as SCHEDULE "3" is true and correct as of the date of shown thereon and indicates all apartment units which are the subject of Section 8 contracts.

     L The financial information previously provided to Buyer with respect to the Property is substantially accurate.

     M Except as indicated in the tenant leases, all of the ranges and refrigerators located within the apartment units are the property of the Seller and not of the tenants.

     N This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     O Except the Disapproved Loans (as defined below), neither the entry into this Agreement, nor the carrying out of the transactions contemplated herein has resulted or will result in any violation of, or be in conflict with, or result in the creation of, any mortgage, lien, encumbrance or charge (other than those contemplated hereby) upon any of the properties or assets of Seller pursuant to, or constitute a default under, any mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to Seller or the Property.

     P Seller has completed any and all repairs required by the Existing Lender as set forth in the Repair Escrow Agreements referenced in
           Schedule 4 attached hereto and the relevant Existing Lender has approved such repairs.

     Q To the best of Seller's knowledge, no consent or approval by, or authorization of, or filing, registration or qualification with, any federal, state or local governmental authority, bureau, department or agency, or any corporation, person or other entity is required as of the Closing either for the execution, delivery or performance of this Agreement by Seller, or in connection with the consummation by Seller of the transactionscontemplated by this Agreement, except for such consents, approvals, authorizations, filings, registrations or qualifications as have been obtained by Seller as of the date hereof and disclosed and accepted by Buyer.

     R Seller shall permit Buyer to examine and copy all of the leases encumbering the Property, including all additions, amendments or modifications thereto as provided herein. Seller shall not accept any prepayment in excess of one month of any rent due under any leases with respect to the Property.

     S The documents listed on "SCHEDULE 4" constitute all of the material agreements associated with the Existing Loans except for usual loan documents executed at Closing.

           The representations and warranties of Seller contained in this Agreement, the statements in any Exhibit or Schedules attached to this Agreement, or other instruments furnished to Buyer at or prior to Closing pursuant to this Agreement, or in connection with the transactions contemplated by Seller pursuant to this Agreement, do not contain any untrue statements of a material fact, or fail to state a material fact necessary to make it not misleading.

           Seller acknowledges that each of the representations made by it in this paragraph 18 and elsewhere in this Agreement is material to Buyer hereunder. As to any representation or warranty set forth herein, Seller shall indemnify, defend and hold Buyer safe and harmless from and against any and all loss, damage, claim, counterclaim, cause of action, cost or expense, including, without limitation, reasonable attorneys' fees and disbursements at both trial and appellate levels, suffered, paid or incurred by, or asserted against Buyer, directly or indirectly, whether foreseen or unforeseen, and whether for personal injury or death or for property damage or otherwise by reason of Seller's breach of any warranty or obligation under this Agreement or if any representation of Seller in this Agreement is wholly or partially untrue.

           The representations, warranties and indemnities contained herein shall not survive delivery and recording of the deed, but shall be merged therein.

19. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as of the date hereof and as of the Closing:

     (a) Buyer is and will be as of the date of Closing duly organized, validly existing and in good standing under the laws of the State of New York and has all the requisite power and authority to enter into and carry out this Agreement according to its terms.

     (b) This Agreement has been duly authorized, executed and delivered and constitutes a legal and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy and other laws affecting creditors' rights generally.

     (c) To the best of its knowledge after due inquiry, there is no litigation, proceeding or investigation pending, or to the knowledge of Buyer threatened, against or affecting Buyer or the partners of Buyer that might affect or relate to the validity of this Agreement or any action taken or to be taken pursuant hereto, or that might have a material adverse effect on the business or operations of the Buyer.

20. ASSIGNMENT. This Agreement, and all rights of Buyer hereunder, may not be assigned by Buyer without Seller's prior consent, except Seller does agree that, upon no less than five (5) days prior written notice, it will at the Closing deliver the deed and other title documents to Buyer's assignee or designee. Any assignment by the Buyer shall not relieve the Buyer of any obligation of the Buyer created by this Agreement. Seller may convey its interest in the Property to an affiliate without the Buyer's prior written consent, provided that the assignee shall agree in writing to be subject to the terms of this Agreement.

21. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, or sent by registered or certified mail, postage prepaid or sent by a national over-night carrier, to the addresses set forth below:

     To Seller:       Mr. Caesar Figoni
                      234 River Avenue
                      Patchogue, New York 11772

     with a copy to:  Jay L. Yackow, Esq.
                      One Old Country Road
                      Carle Place, New York 11514

     To Buyer:        HOME PROPERTIES OF NEW YORK, L.P.
                      Attn:  Norman Leenhouts, Chairman
                      850 Clinton Square
                      Rochester, New York  14604

22. WARRANTIES AND GUARANTIES. Seller shall assign to Buyer at Closing any and all guaranties and warranties Seller has with respect to the new furnaces referenced in paragraph C of Section 16 of this Agreement.

23. APPLICABLE LAW. This Agreement shall be construed and governed in accordance with the laws of the State of New York.

24. ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the parties, and any and all prior understandings or agreements, whether written or oral, are hereby merged into this Agreement. This Agreement cannot be modified except by a written instrument signed by the parties hereto.

25. BINDING AGREEMENT. This Agreement shall not be binding or effective until properly executed by Buyer and Seller.

26. CONFIDENTIALITY. By execution of this Agreement and except as otherwise provided herein, prior to the Closing each of Seller and Buyer agree to keep any and all information with respect to the transactions contemplated by this Agreement strictly confidential, and will not disclose any such information, without the other's prior written consent. Buyer may disclose the existence of this Agreement to the extent necessary to conduct its due diligence with respect to the Property.

27. FINANCIAL ACCESS. Seller will provide a signed representation letter in substantially the form attached hereto as Exhibit G to enable an Independent Public Accountant to render an opinion on such financial statements. Seller will provide access by Buyer's representatives, to all financial and other information relating to the Property as is sufficient to enable them to prepare audited financial statements, at Buyer's expense, in conformity with Regulation S-X of the Securities and Exchange Commission (the "Commission") and any registration statement, report or disclosure statement required to be filed with the Commission.

28. LENDER APPROVAL. It shall be a condition to each party's obligation to close that, prior to the Closing Date, the holders (collectively, the "Existing Lenders" and each an "Existing Lender") of the loans set forth on the attached Schedule "4" (collectively, the "Existing Loans" and individually an "Existing Loan") shall have approved the assumption of their respective Existing Loan by the Buyer and the release of the Seller from all obligations thereunder (the "Assumption"). Buyer shall apply for approval of each of the Existing Lenders within ten days after Buyer's receipt of: (a) a fully executed Agreement; and (b) a letter by Seller to each Existing Lender authorizing the Existing Lender to review the Assumption requests. If any Existing Lender fails to approve the Assumption at or prior to the Closing Date, then either party will have the right to terminate this Agreement upon written notice to the other given prior to the Closing Date. In such event, this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement, except that Buyer shall have the right to the return of the Deposit. Notwithstanding the foregoing, in the event any Existing Lender fails to approve the Assumption ("Disapproved Loan"), Seller shall have the right to pay off and discharge the Disapproved Loans, in which event Buyer shall not have the right to terminate this Agreement, this Agreement shall continue in full force and effect and Seller shall pay off the Disapproved Loans at Closing. Buyer and Seller agree to work together in good faith to obtain the approval of the Assumption by the Existing Lender.

29. TAX DEFERRED EXCHANGE. Seller has advised Buyer of its intention to seek to effect a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code, in connection with the conveyance of the Property (or any one or several of them). If Seller is able to negotiate terms acceptable to Seller for the acquisition of an exchange property or properties, then Buyer agrees to accommodate Seller in seeking to effect a tax deferred exchange for that property or properties. Seller shall have the right, expressly reserved here, to transfer the Property in exchange for such exchange property or exchange properties so identified by Seller so that Seller shall become the owner of the exchange property or properties and the owner of the exchange property or properties shall become the owner of the Property subject to all obligations of Seller hereunder. The owner of the exchange property then shall complete this Contract. In the alternative, Buyer agrees to cooperate with Seller with respect to such exchange and agrees to execute all documentation required to effectuate such exchange. Buyer makes no warranty whatsoever with respect to the qualification of the transaction for tax deferred exchange treatment under
     Section 1031 and Buyer shall have no responsibility, obligation or liability with respect to the tax consequences to Seller.

     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be executed as of the day and date first above written.

                                 HOME PROPERTIES OF NEW YORK, L.P.
                                 By:  Home Properties of New York, Inc.
                                        General Partner


                                 By:
                                      -----------------------------

                                 Title:
                                      -----------------------------


                                      -----------------------------
                                      Caesar Figoni